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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT dated as of 14 July 1997, between Roy F. Weston, Inc., a Pennsylvania corporation (the "Company"), and William L. Robertson (the "Executive").

      WHEREAS, on 23 May 1997 Executive was appointed by the Company's Board of Directors (the "Board") to serve as the Company's Acting President and Chief Executive Officer;

      WHEREAS, on 14 July 1997 the Board appointed Executive to the position of President and Chief Executive Officer; and

      WHEREAS, the parties further desire to set forth in this Agreement the terms and conditions of the Executive's employment by the Company as President and Chief Executive Officer; and

      THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, the Executive and the Company agree as follows:


SECTION 1. CAPACITY AND DUTIES

1.1 EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment by the Company, as President and Chief Executive Officer, effective 14 July 1997, upon the terms and conditions set forth below in this Agreement.

1.2 CAPACITY AND DUTIES.

      (a) Executive shall be employed by Company as its President and Chief Executive Officer, subject to the supervision of the Board, and shall perform such duties and shall have such authority as set forth in the Company's By-laws and as may from time to time be specified by the Board. Executive shall report directly to the Board and shall perform his duties for Company principally from Company's office located in West Chester, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties under this Agreement.

      (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties under this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of the management or operation of
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any business enterprise other than the Company and its affiliates, without the prior written consent of the Board, which consent may be granted or withheld in the sole discretion of the Board. For purposes of this Agreement, "affiliate" means any entity in which at least 50% of the voting power is controlled by the Company.


SECTION 2. TERM OF EMPLOYMENT

2.1 TERM. The Executive's employment under this Agreement shall commence as of 14 July 1997, and shall continue at will until terminated in accordance with the provisions of this Agreement.


SECTION 3. COMPENSATION

3.1 BASIC COMPENSATION. As compensation for Executive's services under this Agreement, Company shall pay to Executive a salary at the annual rate of $275,000 (the "Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary shall be reviewed from time to time by the Board and/or its Compensation Committee as conditions warrant, but not less frequently than on each anniversary of the Executive's employment. Such review shall consider, but not be limited to, Executive's performance as determined by the Board and/or its Compensation Committee.

3.2 INCENTIVE COMPENSATION; STOCK OPTIONS.

      (a) Annual Incentive Pay/Bonus. In addition to the Base Salary provided for in Section 3.1, the Executive will participate in the Company's Salary-At-Risk Incentive Compensation Program ("SAR"), with a SAR guideline incentive of 50% of Base Salary. Executive understands that the Company's SAR program is expected to be reviewed and revised and Executive shall only be entitled to participate in the current SAR program if, and to the extent that, the program is maintained by the Company for its management personnel generally. While the SAR program is maintained by the Company, Executive's performance rating under that program shall be determined by the Chairman of the Company's Board. Executive will be entitled to participate in any revised incentive program for officers of the Company, under the terms of that revised program as approved by the Board.

      (b) Stock Option Grants. As an inducement to the Executive to increase shareholder value, the Company desires that the Executive acquire a substantial number of shares of the Company's Class A common stock. To carry out this purpose, the following stock option grants will be provided by the Company to
Executive:

            (i) One-Time Grant. On 14 July 1997, the Company will grant a ten year, non-qualified stock option to the Executive to purchase 22,000 shares of


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            the Company's Class A common stock ("Stock") pursuant to a separate stock option agreement made under and subject to the Company's Stock-Based Incentive Compensation Plan (as amended and restated as of March 15, 1991) (the "Stock Option Plan"), with the exercise price under the option to be the closing market price of the stock as published in the Wall Street Journal (NASDAQ Symbol: WSTNA) as of the close of business on 14 July 1997 (the "14 July 1997 market price"). Such option shall be exercisable as to 20% of such shares on 14 July 1998, and as to an additional 20% of such shares on each of 14 July 1999, 2000, 2001, and 2002. The separate stock option agreement will be in the form attached to this Agreement as Exhibit A and will terminate on the Employment Ending Date (as defined in section 4.2 below).

            (ii) Annual Stock Option Grants. Subject to approval by the Company's Board an/or its Compensation Committee, during the Executive's employment under this Agreement, the Company may make, commencing in 1998, annual grants of non-qualified stock options to the Executive for 4400 shares of Stock or such other number of shares of stock as may be approved by the Board and/or its Compensation Committee. Such annual grants shall be made generally at such times, at such exercise prices, and in a manner consistent with and under the same terms and conditions as are contained in, options granted to other senior officers of the Company, as determined by the Board and/or its Compensation Committee, and shall be made under and subject to the Stock Option Plan, or any successor plan. All such options shall terminate on the Employment Ending Date.

            (iii) Special Performance Stock Option Grant. On 14 July 1997 the Company will grant a special ten year non-qualified stock option to the Executive to purchase 100,000 shares of Stock pursuant to a separate special stock option agreement made under and subject to the Stock Option Plan. The special stock option shall have an exercise price equal to the 14 July 1997 market price . The special stock option shall be exercisable, beginning six months after the date of grant, as follows:

                  (A) as to 20,000 shares on and after the first date on which the market price of the stock has increased by $2.00 over the exercise price and has remained at least $2.00 higher than the exercise price on each and every day during a period of 90 consecutive calendar days;

                  (B) as to an additional 20,000 shares on and after the first date on which the market price of the stock has increased by $4.00 over the exercise price and has remained at least $4.00 higher than the exercise price on each and every day during a period of 90 consecutive calendar days;


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                  (C) as to an additional 20,000 shares on and after the first date on which the market price of the stock has increased by $6.00 over the exercise price and has remained at least $6.00 higher than the exercise price on each and every day during a period of 90 consecutive calendar days;

                  (D) as to an additional 20,000 shares on and after the first date on which the market price of the stock has increased by $8.00 over the exercise price and has remained at least $8.00 higher than the exercise price on each and every day during a period of 90 consecutive calendar days; and

                  (E) as to the final 20,000 shares on and after the first date on which the market price of the stock has increased by $10.00 over the exercise price and has remained at least $10.00 higher than the exercise price on each and every day during a period of 90 consecutive calendar days.

            The special stock option agreement will contain the terms set forth in Exhibit A attached to this Agreement, except that the exercise schedule shall be as set forth in (A) - (E) above. The special stock option agreement shall terminate on the Employment Ending Date.

3.3 EXECUTIVE BENEFITS. In addition to the compensation provided for in Sections
3.1 and 3.2 hereof, the Executive shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company in which senior corporate officers are entitled to participate. Such benefit plans currently include, among others, the Company's Retirement Savings Plan, Supplemental Executive Retirement Plan, and Group Life, Disability and Medical Plans. Notwithstanding anything else in this Agreement, other than as set forth in Section 4 below, Executive shall not be eligible for any severance or termination benefits under any Company plans, policies or procedures providing for such benefits, including, but not limited to, the Roy
F. Weston, Inc. Employee Severance Plan and any predecessor or successor severance plan.

3.4 VACATION. Executive shall be entitled to paid vacation in accordance with the Company's vacation policy for officers.

3.5 EXPENSE REIMBURSEMENT. During the term of his employment under this Agreement, Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies in effect from time to time, and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require. In addition,


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Company shall reimburse Executive for the reasonable moving expenses incurred by him in moving his family's residence from Virginia to Pennsylvania to commence employment under this Agreement, including specifically the cost of the physical move of household goods; prevalent real estate sales commissions; legal expenses; mortgage points that are customary and prevalent at the time of purchase of a principal residence in Pennsylvania, provided such points are incurred within one year from 14 July 1997; temporary living expenses for a period not in excess of six months from 14 July 1997; and the cost of travel from Virginia to Pennsylvania in order for Executive and his spouse to locate a satisfactory personal residence. Reasonable moving expenses shall also include the reimbursement of Executive's duplicate carrying charges, consisting of interest and real estate taxes, for a period of up to six months, on Executive's personal residence in Virginia following his purchase of a personal residence in Pennsylvania. To the extent that the expenses reimbursed under this Section 3.5 are included in the Executive's income for purposed of federal, state or local taxes, the Company shall increase such reimbursement, first, by an amount sufficient to provide for the payment of such taxes, and, second, by an amount sufficient to provide for the payment of taxes on such taxes, but not by any additional amount.

3.6 AUTOMOBILE. During his employment by Company, Company shall pay Executive an automobile allowance and shall also reimburse Executive for his gasoline, maintenance, and insurance costs for his automobile, all in accordance with the Company's automobile allowance policies, which are subject to change from time to time. Currently, the Company's automobile policy provides an automobile allowance to Executive in the amount of $600.00 per month. Executive shall, in accordance with the company's policies, notify company as to the business and personal use of his automobile, so that Company may withhold taxes, as appropriate in connection with the automobile allowance and reimbursements.

3.7 CLUB MEMBERSHIP. During the term of his employment under this Agreement, if the Board, in its sole discretion, deems it appropriate for Executive to belong to a business or country club, Company will reimburse Executive for initiation fees and monthly dues for membership in that club.

3.8. HIRING BONUS. Company shall pay to Executive a one-time hiring bonus in the amount of $25,000 on or before September 14, 1997.


SECTION FOUR. TERMINATION OF EMPLOYMENT

4.1 DEFINITIONS.

      (a) For Cause. As used in this Agreement "for cause" shall mean that Executive committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, or (iv) any other kind which is materially harmful to


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Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act or omission was in Company's best interest.

      (b) Change in Control. There shall be considered to have been a "change in control" of Company if:

       (i) During any two year period beginning after 14 July 1997, Directors of the Company in office at the beginning of such period plus any new Director whose election by the Board, or whose nomination for election by the Company's shareholders, was approved by vote of at least two thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board; or

      (ii) The Company's shareholders or the Board shall approve

            (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's voting stock would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of such voting stock immediately before the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger as they had in the Company before the merger,

            (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

            (C) the liquidation or dissolution of the Company.

      (c) Good Reason Resignation. As used in this Agreement, Executive shall be deemed to have resigned his employment by Company for "good reason" if either:

            (i) Executive, at any time, elects in good faith to discontinue his employment with Company because his responsibilities, duties or authority have changed materially from their level at the time of commencement of his employment under this Agreement, which change substantially reduces the rank or level, responsibility or scope of Executive's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's President and Chief Executive Officer; or


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            (ii) Executive elects to discontinue his employment with the Company within 365 days after there is a change in control of the Company.

If Executive elects to end his employment by Company for a reason which Executive believes is a good reason as defined by this section 4.3 (c), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the "good reason" for his resignation.

      (d) Disability. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in any disability benefit plan offered by the Company to its senior officers and in effect at the time Executive becomes disabled (whether or not Executive has elected to purchase such disability insurance), or (ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Executive or his legal representative (which acceptance shall not be unreasonably withheld).

4.2 TIME AND MANNER OF TERMINATION OR RESIGNATION. Executive's employment by Company, including his office as President and Chief Executive Officer, shall be at will. Executive's employment shall terminate immediately upon Executive's death or Disability, or upon written notice to Executive that the Board is terminating Executive's employment for cause. Otherwise Executive's employment shall terminate on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Executive by the Company for any reason other than for cause, shall be 30 days after delivery of such notice unless a longer period is approved by the Board in its sole discretion, and (ii) in the event of resignation by Executive, shall be 30 days after delivery of such notice unless a longer or shorter period is approved by the Board and Executive. The date on which Executive's employment by Company terminates is referred to in this Agreement as the "Employment Ending Date". As of the Employment Ending Date, if Executive is a member of Company's Board or of the Board of Directors of any affiliate, he shall provide Company with his written resignation from each such Board and from his position as an officer of any affiliate.

4.3 BENEFITS PAYABLE.

      (a) Severance Amount. If either (1) Company terminates Executive's employment for any reason other than for cause, death or Disability, or (2) Executive resigns his employment by Company for good reason, Executive shall be paid the following severance amount:

            (i) If such termination or resignation occurs on or before July 13, 1998, Executive shall be paid his base monthly, salary at the time of such termination or resignation, for 9 months;


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            (ii) If such termination or resignation occurs after July 13, 1998, but before July 14, 1999, Executive shall be paid his base monthly salary, at the time of such termination or resignation, for 12 months;

            (iii) If such termination or resignation occurs on or after July 14, 1999, Executive shall be paid his base monthly salary, at the time of such termination or resignation, for 24 months.

For purposes of this section 4.3 (a) , Executive's base monthly salary shall be one-twelfth of his annual Base Salary at the rate in effect on the Employment Ending Date. Company shall make the severance payments under this section 4.3
(a) beginning with the first calendar month after the Employment Ending Date, in accordance with Company's regular pay policies for employees. If Executive dies before the last monthly payment, the remaining payments shall be paid to his estate. The number of months that the severance amount under this section 4.3
(a) are payable to Executive under section 4.3 (a) (i), (ii) or (iii) above is referred to below as the "severance period".

      (b) Additional Severance Benefits. If severance payments are payable to Executive under subsection 4.3 (a) above, the following additional severance benefits shall be provided to Executive by Company:

            (i) Company shall pay Executive the amount earned under its SAR program (or any applicable replacement incentive program in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date Company makes such payments to other participating employees;

            (ii) Company shall provide medical, dental and prescription plan benefits for Executive, on the same cost-sharing and other basis as is then in effect for active employees, during the severance period or until Executive elects that such coverages sooner cease. After such coverages cease in accordance with the previous sentence, Executive may elect continuation coverage completely at his own expense as provided by law;

            (iii) Company shall provide Executive with outplacement services at Company's expense at the level in effect for Executive Officers of the Company on the Employment Ending Date.

            (iv) Company shall pay Executive his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, during the severance period.


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            (v) If such termination or resignation occurs before 14 July 1999,
            Company shall pay Executive the cost of moving his household items from his residence in Pennsylvania to Virginia.

      (c) When Severance Benefits Not Payable. None of the severance benefits described in this section 4.3 shall be payable to Executive if (i) Executive's employment with Company terminates as a result of Executive's death or Disability or for cause, or (ii) Executive voluntarily ends his employment with Company other than by resigning for good reason. The compensation and benefits which the Company is required to pay Executive pursuant to this section 4.3 are the only compensation and benefits to which the Executive is entitled upon a termination or resignation of employment.

      (d) Cooperation. As a condition to receipt of the severance benefits described in this section 4.3, Executive shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate. Company shall reimburse Executive for all reasonable out-of-pocket expenses he incurs in fulfilling his obligation under the preceding sentience.

      (e) Release. As a condition to receipt of the severance benefits described in this section 4.3, Executive shall deliver an effective, executed release to Company in the form attached to this Agreement as Exhibit B on or before the Employment Ending Date.

      (f) Acceleration Election. Company may, at its sole option and in its sole and absolute discretion, at any time or from time to time, accelerate the time and the manner of making any one or more payments required under this section 4.3.

      (g) Taxes. Company shall withhold from payments to Executive and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Executive under this section 4.3.

      (h) General Obligation. The rights and benefits of Executive to receive payments under this section 4.3 shall be solely those of an unsecured creditor of Company.


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SECTION FIVE. RESTRICTIVE COVENANTS

5.1 CONFIDENTIALITY. Executive acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer fists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

5.2 INVENTIONS AND IMPROVEMENTS. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Any of Executive's ideas, inventions, and improvements relating to Company's business interests or potential business interests and conceived during the severance period shall, for the purposes of this Agreement, be deemed to have been conceived before the Employment Ending Date. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

5.3. NONCOMPETITION; NONSOLICITATION. Executive shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, for a period of two years from and after the Employment Termination Date:

      (a) acquire or hold a significant financial interest in any competitor of Company or of any affiliate;


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      (b) compete with Company or any affiliate in soliciting any business from any person or entity that was at any time during the two years immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

      (c) render services to any competitor of Company or an affiliate, if such services are similar in nature (in whole or in part) to services Executive rendered to Company or any affiliate at any time during the two years immediately preceding the Employment Ending Date.

      (d) solicit, hire or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

Upon the breach by Executive of his obligations under this section 5.3, in addition to Company's right to obtain appropriate injunctive relief as set forth in section 5.4 of this Agreement, Company's obligation to make severance payments or provide severance benefits to Executive under section 4 of this Agreement shall terminate immediately and Executive shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Executive as well as an amount equal to the cost of severance benefits previously provided to Executive.

5.4. INJUNCTIVE AND OTHER RELIEF.

      (a) Executive acknowledges and agrees that his obligations contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Executive of those obligations. Accordingly, Executive expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Executive. Nothing contained in this Agreement, including, without limitation, Section 6. 1 hereof, shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations under this Agreement.

      (b) Notwithstanding the equitable relief available to Company, the Executive, in the event of a breach of his obligations contained in Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach,


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in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Executive as a result of said breach, and all costs and attorneys' fees incurred by Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.

SECTION SIX. MISCELLANEOUS

6.1 ARBITRATION.

      (a) Except as set forth in the last sentence of this Paragraph 6.1, all disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and settled exclusively by arbitration in West Chester, Pennsylvania in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this section 6.1. Judgment upon the award rendered by a majority decision of the arbitrators may be entered in any court having jurisdiction thereof. The Company shall, however, have the right to seek and obtain preliminary injunctive relief, in a court of competent jurisdiction, for any existing or threatened violation by Executive of Section Five of this Agreement.

      (b) The arbitrators shall award to the prevailing party in any such arbitration or preliminary injunction proceeding, in addition to any other appropriate relief, the costs and expenses (including reasonable attorneys fees) incurred by that party in connection with the enforcement of that party's rights under this Agreement, unless the arbitrators shall determine that under the circumstances such an award would be unjust.

6.2. PRIOR EMPLOYMENT. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or with his or Company's rights and obligations under this Agreement; and that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

6.3. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement, except that in the event that the Release described in section 4.3 (e) hereof is given by Executive and is determined to be invalid or unenforceable, such that Executive is permitted to maintain against Company any claim purported to be released under that Release, then Company's obligation to provide severance payments and benefits under Section
4.3 of this Agreement shall be deemed null and void and Executive shall repay to Company any of those severance payments


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and benefits already paid Company. In the event that any provision hereof is determined to be invalid or unenforceable by a court of competent junctions Executive and Company shall negotiate in good faith to provide Company and Executive with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.4. ASSIGNMENT. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.5. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, (confirmed by U.S. mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                        If to Company:

                        One Weston Way
                        West Chester, PA 19103-7085
                        Attention:  Vice President, Human Resources

                        With a copy to:

                        F. Douglas Raymond, Esq.
                        Drinker Biddle & Reath
                        Philadelphia National Bank Building
                        1345 Chestnut Street
                        Philadelphia, PA 19107-3496


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
                        If to Executive:

                        William L. Robertson
                        1676 Waterglen Drive
                        West Chester, PA  19382

6.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, including the Consulting Agreement between Company and Executive dated as of 23 May, 1997 (the "Consulting Agreement"). The Consulting Agreement shall be deemed to have terminated as of 14 July 1997. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

6.7. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

6.8. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.10. NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Executive, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Executive by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.


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
6.11. RIGHT TO USE LIKENESS. Executive hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Executive (and printed matter in conjunction therewith) in which Executive may be included in whole or in part or composite, for art, advertising, or trade.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date flat above written.

ATTEST:                             ROY F. WESTON, INC.



_____________s/_________________    By__________s/______________________
                                        TOM HARVEY
                                        CHAIRMAN OF THE BOARD


                                    ______________s/____________________
                                    WILLIAM L. ROBERTSON
                                    EXECUTIVE


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